Press Release For Immediate Release	For additional information contact: Investor Relations Email: investor@zoomtel.com Phone: 617-753-0897

Zoom Telephonics Reports Operating Profit And Sales Increase For Q3 2010

Boston, MA, November 3, 2010 –Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading producer of modems and other communication products, today released financials for the third quarter ended September 30, 2010 (“Q3 2010”) reporting an operating profit of $281 thousand for Q3 2010 as compared to an operating loss of $868 thousand for Q3 2009, as net sales, gross profit, gross margin, and operating expenses all improved.  Zoom’s net sales in Q3 2010 were $4.2 million, up 67% from Q3 2009 and up 21% from Q2 2010, due primarily to strong sales of 56K modems, cable modems, and mobile broadband products in Q3 2010.

Zoom’s net sales of $10.2 million for the first 3 quarters of 2010 were up 29% from net sales for the first 3 quarters of 2009, and Zoom’s net loss improved from $2.2 million for the first 9 months of 2009 to $0.2 million for the first 9 months of 2010 as gross profit, gross margin, and operating expenses all improved.

Gross profit was $1.4 million or 33.0% of net sales in Q3 2010, up from a gross profit of $0.7 million or 26.2% of net sales in Q3 2009.  The gross profit improvement was primarily due to higher sales in Q3 2010, and was offset by increased incoming freight costs of $194 thousand.  The improved gross profit percentage in Q3 2010 was primarily due to higher sales, which lowered production overhead as a percentage of sales, and was also due to lower personnel and rent costs in Q3 2010.

Operating expenses were $1.1 million or 26.4% of net sales in Q3 2010, down from $1.5 million or 60.5% of net sales in Q3 2009.  This improvement for Q3 2010 was primarily due to lower general and administrative costs for Q3 2010, as professional fees in Q3 2009 for an October 2009 merger/spinoff were minimal in 2010, and as Zoom’s personnel costs and rent were significantly lower for Q3 2010.

Zoom’s cash balance on September 30, 2010 was $0.4 million, down from $1.2 million on December 31, 2009. Decreases in cash were primarily due to an inventory increase of $0.7 million and a receivables increase of $0.5 million, partially offset by an increase in accounts payable and accrued expenses of $0.5 million.  Zoom’s current ratio was 2.4 on September 30, 2010.  Zoom has no long-term debt.

“We are pleased to be reporting significant net income for our most recent quarter, and substantially higher net sales for that quarter and the first 9 months of this year,” said Frank Manning, Zoom’s President and CEO.  “This is primarily the result of hard work and excellent execution by our Zoom personnel, and significant growth in our 56K modem, cable modem, and mobile broadband revenues.  During Q4 we will be introducing two new wireless keyboards, strengthening our DSL product line, and introducing two exciting mobile broadband products.  During Q4 we also hope to complete our previously announced rights offering, with the goal of strengthening our balance sheet and providing additional operating flexibility.”

Zoom has scheduled a conference call for Thursday, November 4 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 23238105.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q3, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com .

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com .

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions, including statements relating to Zoom’s new products and anticipated rights offering.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; Zoom’s ability to continue as a going concern; declining demand for certain of Zoom’s products; Zoom’s reliance on limited number of customers for sale of its products; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; Zoom may cancel the rights offering at any time; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands
(Unaudited)

	09/30/10	12/31/09

ASSETS

Current assets:

Cash	$438	$1,224
Accounts receivable, net	1,716	1,199
Inventories	2,310	1,586
Prepaid expenses and other	229	224

Total current assets	4,693	4,233

Property and equipment, net	49	58

Deferred other receivable	150	166

Total assets	$4,892	$4,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,547	$1,015
Accrued expenses	370	375

Total current liabilities	1,917	1,390

Total liabilities	1,917	1,390

Stockholders’ equity:

Common stock and additional paid-in capital	32,621	32,541
Accumulated other comprehensive income (loss)	372	363
Retained earnings (accumulated deficit)	(30,018)	(29,837)

Total stockholders’ equity	2,975	3,067

Total liabilities & stockholders’ equity	$4,892	$4,457

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/10	9/30/09	9/30/10	9/30/09

Net sales	$4,218	$2,533	$10,212	$7,947
Cost of goods sold	2,825	1,869	7,156	5,806

Gross profit	1,393	664	3,056	2,141

Operating expenses:
Selling	540	445	1,488	1,383
General and administrative	318	740	956	1,994
Research and development	254	347	853	999
Total operating expenses	1,112	1,532	3,297	4,376

Operating profit (loss)	281	(868)	(241)	(2,235)

Other income (expense), net	(2)	—	60	38

Income (loss) before income taxes	279	(868)	(181)	(2,197)

Income tax expense (benefit)	—	4	—	4

Net income (loss)	$279	$(872)	$(181)	$(2,201)

Earnings (loss) per share:

Basic Earnings (loss) per share	$0.14	$(0.44)	$(0.09)	$(1.12)
Diluted Earnings (loss) per share	$0.14	$(0.44)	$(0.09)	$(1.12)

Weighted average number of shares outstanding:

Basic	1,981	1,963	1,981	1,961
Diluted	1,984	1,963	1,981	1,961

Because Zoom Telephonics' common stock was not publicly traded prior to its September 22, 2009 spin-off from Zoom Technologies, Zoom Telephonics common shares outstanding of 1,980,978 at September 22, 2009 have been  included in the earnings per share calculation as if the shares were outstanding for all periods prior to September 22, 2009.